CONSENT OF AUTHOR
Greg Z. Mosher, P.Geo.
Wardrop Engineering Inc.
520B Tower B, HeQiao Building,
No.8 Guanghua Road,
Chaoyang District,
Beijing, China, 100026

US Securities and Exchange Commission

I, Greg Z. Mosher, P.Geo., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Wardrop Engineering Inc. in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 28th day of April 2010.

/s/ "Greg Z. Mosher"

Greg Z. Mosher, P.Geo.
Wardrop Engineering Inc.